Exhibit 1

Westpac Banking Corporation ABN 33 007 457 141

Group Secretariat Level 20, 275 Kent Street Sydney NSW 2000 Australia Telephone: (02) 8253 0390 Facsimile: (02) 8253 1215

8 June 2010

Company Announcements Platform

Australian Securities Exchange Limited

20 Bridge Street

SYDNEY NSW 2000

Dear Sir / Madam

Westpac Banking Corporation (“Westpac”) — Dividend Reinvestment Plan 2010 Interim Dividend

The price at which shares will be allotted on 2 July 2010 under Westpac’s Dividend Reinvestment Plan will be $22.64.

Yours sincerely

Rebecca Farrell
Company Secretary